EXHIBIT 99.1
April 16, 2014

Plexus Corp. Reports Second Quarter Results

•	Fiscal second quarter revenue of $558 million, diluted EPS of $0.53

•	Non-GAAP diluted EPS of $0.60, excluding $0.18 per share of restructuring and impairment charges and $0.11 per share of discrete tax benefit

•	Initiates Q3 fiscal 2014 revenue guidance of $600 - $630 million

NEENAH, WI – April 16, 2014 - Plexus Corp. (NASDAQ: PLXS) today announced financial results for its fiscal second quarter ended March 29, 2014.

	Three Months Ended
	March 29,	December 28,	March 30,
	2014	2013	2013
(US$ in thousands, except EPS)	Q2 F14	Q1 F14	Q2 F13

Revenue	$557,616	$533,905	$557,824
Gross profit	$52,835	$51,502	$52,021
Operating profit	$19,000	$21,761	$23,188
Net income	$18,516	$17,663	$17,975
Earnings per share (diluted)	$0.53	$0.51	$0.52
Non-GAAP net income, before special items*	$20,831	$21,268	$17,975
Non-GAAP earnings per share (diluted), before special items*	$0.60	$0.61	$0.52

Gross margin	9.5%	9.6%	9.3%
Operating margin	3.4%	4.1%	4.2%
Return on invested capital (“ROIC”)**	14.1%	14.5%	12.7%

*Special items for the fiscal second quarter of 2014 consisted of restructuring and impairment charges of $6.0 million and a discrete tax benefit of $3.7 million ($0.18 per share and $0.11 per share, respectively).
Special items for the fiscal first quarter of 2014 consisted of restructuring charges of $3.6 million, $0.10 per share.
**ROIC excludes special items, such as restructuring charges and discrete tax benefits.

Q2 Fiscal 2014 Results (quarter ended March 29, 2014):

•	Revenue: $558 million, relative to our guidance of $535 to $565 million

•	Diluted EPS: $0.53, including $0.10 per share of stock-based compensation expense

•	Non-GAAP diluted EPS: $0.60 (including $0.10 per share of stock-based compensation expense and excluding $0.07 per share of net special items), relative to our guidance of $0.57 to $0.63

•	ROIC: 14.1%

Q3 Fiscal 2014 Guidance

•	Revenue: $600 to $630 million

•	Diluted EPS: $0.69 to $0.74, excluding any restructuring charges and including approximately $0.10 per share of stock-based compensation expense

Dean Foate, Chairman, President and CEO, commented, “Fiscal second quarter revenues were $558 million, above the midpoint of our guidance range and an increase of approximately 4% from the prior quarter, with diluted EPS of $0.53. Non-GAAP diluted EPS before special items was $0.60, at the midpoint of our guidance range. Return on invested capital before special items was 14.1% or 310 basis points above our weighted average cost of capital of 11%.”

Mr. Foate continued, “During the quarter, we won 41 new programs in our Manufacturing Solutions group. We anticipate these wins will generate approximately $159 million in annualized revenue when fully ramped into production. The wins performance this quarter results in trailing four quarter wins of approximately $731 million in annualized revenue, or approximately 33% of our trailing four quarter revenue.”

Ginger Jones, Senior Vice President and CFO, commented, “Financial performance for the fiscal second quarter was consistent with our expectations. Gross margin was 9.5%, selling and administrative expenses were $27.8 million, GAAP operating margin was 3.4%, and non-GAAP operating margin was 4.5%. Non-GAAP operating margin for the fiscal second quarter excludes after-tax restructuring and impairment charges of $6.0 million primarily related to the previously announced manufacturing facility transition from Juarez, Mexico to Guadalajara, Mexico. Non-GAAP diluted EPS of $0.60 for the fiscal second quarter excludes these restructuring charges as well as a $3.7 million benefit from discrete tax items. The discrete tax items related primarily to the release of reserves from the closure of federal and state tax audits during the quarter.”

Ms. Jones concluded, “During the fiscal second quarter, we purchased $7.6 million of our shares at an average price of $41.18 per share. The shares were purchased under the $30 million stock repurchase program authorized by the Plexus Board of Directors on August 19, 2013. Fiscal second quarter cash cycle days, including customer deposits, were 62 days and at the midpoint of our expectations. We generated $16.0 million in cash flow from operations during the quarter, which was offset by capital investment (primarily in Guadalajara, Mexico) of $8.8 million, resulting in free cash flow of $7.2 million during the quarter.”

Mr. Foate concluded, “We are establishing fiscal third quarter 2014 revenue guidance of $600 to 630 million. At that level of revenue we anticipate diluted EPS of $0.69 to $0.74, excluding any special charges and including approximately $0.10 per share of stock-based compensation expense. Our guidance suggests that our fiscal year revenue outlook has modestly strengthened.”

Plexus provides non-GAAP supplemental information such as earnings and margin excluding special items, ROIC and free cash flow. We present information net of special items because that data better identifies ongoing Company results by eliminating those unusual items for purposes of period-to-period comparisons. ROIC and free cash flow are used for internal management assessments because they provide additional insight into ongoing financial performance. In addition, we provide non-GAAP measures because we believe they offer insight into the metrics that are driving management decisions as well as management’s performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.

Market Sector Breakout
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s focus on its global business and market development sector strategy.

Market Sector ($ in millions)	Q2 F14		Q1 F14		Q2 F13
Networking/Communications	$162	29%	$163	31%	$213	38%
Healthcare/Life Sciences	$167	30%	$165	31%	$129	23%
Industrial/Commercial	$145	26%	$136	25%	$140	25%
Defense/Security/Aerospace	$84	15%	$70	13%	$76	14%
Total Revenue	$558		$534		$558

Fiscal Q2 Supplemental Information

•
ROIC for the fiscal second quarter was 14.1%. The Company defines ROIC as tax-effected annualized operating income before special items divided by average invested capital over a rolling three-quarter period for the second quarter and a rolling two-quarter period for the first quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents. The Company estimates weighted average cost of capital for fiscal 2014 to be 11%.

•
Cash flow provided by operations was approximately $16.0 million for the quarter. Capital expenditures for the quarter were $8.8 million. Free cash flow for the quarter was approximately $7.2 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 54% of revenue during the quarter, up two percentage points from the previous quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q2 F14	Q1 F14	Q2 F13
Days in Accounts Receivable	49	51	55
Days in Inventory	84	83	87
Days in Accounts Payable	(63)	(64)	(61)
Days in Cash Deposits	(8)	(8)	(17)
Annualized Cash Cycle	62	62	64

Conference Call/Webcast and Replay Information:

What:	Plexus Corp.’s Fiscal Q2 Earnings Conference Call and Webcast
When:	Thursday, April 17 at 8:30 a.m. Eastern Time
Where:
We encourage participants to access the live webcast at the investor relations section of Plexus’ website, www.plexus.com or you can access it at: http://edge.media-server.com/m/p/ad4z7vxv/lan/en

Those without internet access can listen to the call at 1-800-708-4540 with confirmation: 36644363.

Replay:	The webcast will be archived at the Company’s website or via telephone replay at 1-888-843-7419 or (630) 652-3042 with Passcode: 3664 4363#
Contact:	Kristie Johnson, 920-725-7224, kristie.johnson@plexus.com

For further information, please contact:
Ginger Jones, Senior VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of changing economic conditions; the adequacy of restructuring and similar charges as compared to actual expenses; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers or programs, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, such as our new facilities in China, Romania and the United States, our announced plans to open a new facility in Mexico and our other recent, planned and potential future expansions, closures or replacements; increasing regulatory and compliance requirements; possible unexpected costs and operating disruption in transitioning programs; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effects of regional results on our taxes and ability to use deferred tax assets; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, changes in oil prices, terrorism and weather events); the impact of increased competition; and other risks detailed in our Securities and Exchange Commission filings (particularly in "Risk Factors" in our fiscal 2013 Form 10-K).

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Six Months Ended
	March 29,	March 30,	March 29,	March 30,
	2014	2013	2014	2013
Net sales	$557,616	$557,824	$1,091,521	$1,088,356
Cost of sales	504,781	505,803	987,184	985,173

Gross profit	52,835	52,021	104,337	103,183

Operating expenses:
Selling and administrative expenses	27,790	28,833	53,926	58,511
Restructuring and impairment charges	6,045	-	9,650	-
Operating income	19,000	23,188	40,761	44,672

Other income (expense):
Interest expense	(3,082)	(3,640)	(5,896)	(7,360)
Interest income	683	383	1,322	780
Miscellaneous	671	-	911	(475)

Income before income taxes	17,272	19,931	37,098	37,617

Income tax expense	(1,244)	1,956	919	3,026

Net income	$18,516	$17,975	$36,179	$34,591

Earnings per share:
Basic	$0.55	$0.52	$1.07	$1.01
Diluted	$0.53	$0.52	$1.04	$1.00

Weighted average shares outstanding:
Basic	33,868	34,286	33,799	34,253
Diluted	34,703	34,694	34,698	34,673

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 29,	December 28,	March 30,
	2014	2013	2013
Operating profit, as reported	$19,000	$21,761	$23,188
Operating margin, as reported	3.4%	4.1%	4.2%

Non-GAAP adjustments:
Restructuring and impairment charges*	6,045	3,605	-

Operating profit, as adjusted	$25,045	$25,366	$23,188
Operating margin, as adjusted	4.5%	4.8%	4.2%

Net income, as reported	$18,516	$17,663	$17,975

Non-GAAP adjustments:
Restructuring and impairment charges*	6,045	3,605	-
Discrete tax benefit, net	(3,730)	-	-

Net income, as adjusted	$20,831	$21,268	$17,975

Diluted earnings per share, as reported	$0.53	$0.51	$0.52

Non-GAAP adjustments:
Restructuring and impairment charges	0.18	0.10	-
Discrete tax benefit, net	(0.110)	-	-

Diluted earnings per share, as adjusted	$0.60	$0.61	$0.52

*Summary of Restructuring and Impairment Charges
Severance Costs	$2,245	$401	$0
Fixed Asset Impairment	3,160	-	-
Other Exit Costs	640	3,204	-
Total Restructuring and Impairment Charges	$6,045	$3,605	$0

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation	Six Months Ended		Three Months Ended		Six Months Ended
	March 29,		December 28,		March 30,
	2014		2013		2013
Operating income		$40,761		$21,761		$44,672
Restructuring and impairment charges		$9,650		3,605		-
Adjusted operating income		$50,411		$25,366		$44,672

	x	2	x	4	x	2
Annualized operating income		100,822		101,464		89,344
Tax rate	x	9%	x	9%	x	8%
Tax impact		9,074		9,132		7,148
Operating income (tax effected)		$91,748		$92,332		$82,196

Average invested capital		$650,061		$638,697		$645,402

ROIC		14.1%		14.5%		12.7%

	March 29, 2014	December 28, 2013	September 28, 2013
Equity	$736,493	$722,021	$699,301
Plus:
Debt - current	3,901	3,796	3,574
Debt - non-current	256,090	256,949	257,773
Less:
Cash and cash equivalents	(323,695)	(324,156)	(341,865)
	$672,789	$658,610	$618,783

Fiscal 2014 second quarter average invested capital (March 29, 2014, December 28, 2013 and September 28, 2013) was $650,061.
Fiscal 2014 first quarter average invested capital (December 28, 2013 and September 28, 2013) was $638,697.

Free Cash Flow Calculation
The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures. For the three months ended March 29, 2014, cash flow provided by operations was approximately $16 million less capital expenditures of approximately $8.8 million, resulting in free cash flow of approximately $7.2 million.

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	March 29,	September 28,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$323,695	$341,865
Accounts receivable	301,374	305,350
Inventories	462,209	404,020
Deferred income taxes	3,891	3,917
Prepaid expenses and other	25,360	23,870

Total current assets	1,116,529	1,079,022

Property, plant and equipment, net	333,315	325,061
Deferred income taxes	2,477	2,510
Other	42,421	41,091

Total assets	$1,494,742	$1,447,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$3,901	$3,574
Accounts payable	348,205	313,404
Customer deposits	43,866	69,295
Accrued liabilities:
Salaries and wages	37,017	42,553
Other	53,592	42,550

Total current liabilities	486,581	471,376

Long-term debt and capital lease obligations, net of current portion	256,090	257,773
Deferred income taxes	2,128	2,128
Other liabilities	13,450	17,106

Total non-current liabilities	271,668	277,007

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
53,670 and 49,176 shares issued, respectively,
and 37,726 and 33,600 shares outstanding, respectively	537	492
Additional paid-in-capital	464,510	449,368
Common stock held in treasury, at cost, 15,944 and 15,576, respectively	(464,525)	(449,968)
Retained earnings	715,351	679,172
Accumulated other comprehensive income	20,620	20,237

Total shareholders’ equity	736,493	699,301

Total liabilities and shareholders’ equity	$1,494,742	$1,447,684